Exhibit 10.2

AMENDED AND RESTATED CLAWBACK POLICY

On January 18, 2011, the Board of Directors (the “Board”) of ADTRAN, Inc., the predecessor of ADTRAN Holdings, Inc. (the “Company”), formally approved, upon the recommendation of the Compensation Committee of the Board (the “Committee”), this policy of recoupment for incentive-based compensation in certain circumstances (this “Policy”). This Policy was assumed by the Company on July 6, 2022, and it was amended and restated effective as of October 2, 2023. This Policy was originally adopted in order to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 954”) prior to the time that the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market (“Nasdaq”) adopted final rules implementing Section 954, and to help ensure executive officers act in the best interests of the Company. The SEC adopted final rules implementing Section 954 effective January 27, 2023, and Nasdaq adopted listing rules in compliance with such SEC rules effective October 2, 2023. In order to comply with Nasdaq listing rules, the Company has adopted a new Policy for the Recovery of Erroneously Awarded Compensation (the “Recoupment Policy”), which Recoupment Policy applies with respect to all compensation Received (as defined in the Recoupment Policy) on or after October 2, 2023. This Policy applies to incentive compensation Received prior to October 2, 2023.

Following an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws, the Company will recover, to the extent permitted by governing law, any incentive compensation awarded, earned, vested or paid to its executive officers (as such term is defined by the Securities Exchange Commission) to the extent’ such incentive compensation was paid or settled as the result of the achievement of financial results that were subsequently the subject of such restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, regardless of individual fault.

This Policy applies to any incentive compensation settled with or paid to an executive officer by the Company prior to October 2, 2023. Subsequent changes in status, including retirement or termination of employment, do not affect the Company’s rights to recover compensation under this Policy.

The Committee will administer this Policy and exercise its discretion and business judgment in the fair application of this Policy based on the facts and circumstances as it deems relevant in its sole discretion. More specifically, the Committee shall determine the appropriate amounts to recoup, the officers from whom such amounts shall be recouped and the timing and form of recoupment; provided, that only compensation paid or settled during the three-year period preceding the date on which the Company is required to prepare an accounting restatement shall be subject to recoupment; provided further, that the recoupment shall not exceed the portion of applicable incentive compensation that is in excess of the amount of incentive compensation that would have been paid or settled based on the actual, restated financial statements. For avoidance of doubt, the Company may set off the amounts of any such required recoupment against any amounts otherwise owed by the Company to an executive officer as determined by the Committee in its sole discretion, to the extent any such offset complies with the requirements of Section 409A of the Internal Revenue Code and the guidance issued thereunder.

If any restatement of the Company’s financial results indicates that the Company should have made higher performance-based payments than those actually made for a period affected by the restatement, then the Committee shall have discretion, but not the obligation, to cause the Company to make appropriate incremental payments to affected officers then-currently employed by the Company. The Committee will determine, in its sole discretion, the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of incentive compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.

ADTRAN HOLDINGS, INC.

AMENDED AND RESTATED CLAWBACK AGREEMENT

ADTRAN Holdings, Inc. (the “Company”) has adopted an Amended and Restated Clawback Policy (the “Policy”) that requires executive officers who receive incentive based compensation to agree to the terms of this Clawback Agreement (this “Agreement”). The Policy provides for the recoupment of certain executive incentive based compensation received in error as determined by accounting restatements resulting from material noncompliance with financial reporting requirements under the federal securities laws. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Policy.

1.

Covered Executives. The Policy applies to the Company’s current and former executive officers, as determined by the Board of Directors of the Company (the “Board”) in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed, and such other executives who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

2.

Incentive Compensation. For purposes of the Policy and this Agreement, “Incentive Compensation” means any of the following provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure, annual bonuses and other short- and long-term cash incentives; stock options; stock appreciation rights; restricted stock; restricted stock units; performance shares; and performance units.

3.

Applicable Period. This Agreement shall only apply to Incentive Compensation that is Received (as defined in the Recoupment Policy) by the Covered Executive prior to October 2, 2023. Effective as of October 2, 2023, the Compensation Committee of the Board formally approved a new Policy for the Recovery of Erroneously Awarded Compensation (the “Recoupment Policy”). Incentive Compensation Received (as defined in the Recoupment Policy) by the Covered Executive on or after October 2, 2023 will be subject to the terms of the Recoupment Policy and will not be subject to this Agreement or the Policy.

4.

Recoupment; Accounting Restatement. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board requires reimbursement or forfeiture of any excess Incentive Compensation received by the Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

5.

Excess Incentive Compensation: Amount Subject to Recovery. The amount to be recovered will be the after-tax value of the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board. If the Board cannot determine the after-tax amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then the Board will make its determination based on a reasonable estimate of the effect of the accounting restatement.

6.

Method of Recoupment. The Board will determine, in its sole discretion, the method for recouping excess Incentive Compensation hereunder which may include, without limitation: (a) requiring reimbursement of cash Incentive Compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) cancelling outstanding vested or unvested equity awards; and (e) taking any other remedial and recovery action permitted by law, as determined by the Board.

7.	No Indemnification. The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

8.

Interpretation. Covered Executive understands that the Board is authorized to interpret and construe the Policy and to make all determinations necessary, appropriate, or advisable for the administration of the Policy and this Agreement. It is intended that the Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

9.

Other Recoupment Rights. The Board intends that the Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after this Agreement has been executed shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to execute this Agreement agreeing to the terms of the Policy. Any right of recoupment under the Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

10.

Impracticability. The Board shall recover any excess Incentive Compensation in accordance with the Policy unless such recovery would be impracticable, as determined by Board after considering any applicable regulation of the Securities and Exchange Commission and/or the listing standards of the national securities exchange on which the Company’s securities are listed.

AGREED TO as of [____].

EXECUTIVE:

By:
Title:
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